Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER

(202) 274-2000

April 20, 2021

The Board of Directors

Blue Foundry Bancorp

25 Orient Way

Rutherford, New Jersey 07070

Re:	Blue Foundry Bancorp

Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (“Common Stock”), of Blue Foundry Bancorp (the “Company”) as well as the registration of participation interests (“Participation Interests”) in the common stock to be purchased by the Blue Foundry Bank 401(k) Savings Plan. We have reviewed the Company’s Certificate of Incorporation and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion of Blue Foundry, MHC (the “Plan”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the laws of the State of Delaware (which includes applicable provisions of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold, and in the case of Blue Foundry Charitable Foundation, Inc., when contributed, in accordance with the Plan, will be legally issued, fully paid and non-assessable. We are also of the opinion that upon the declaration of effectiveness of the Form S-1, the Participation Interests will be validly offered in the manner described in the Form S-1 and will be binding obligations of the Company.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

LUSE GORMAN, PC